PUT AND CALL AGREEMENT

THIS PUT AND CALL AGREEMENT dated as of April 8, 2009 (this “Agreement”) and entered into by and between Spring Creek Acquisition Corp., a Cayman Islands company (“Spring Creek” or the “Company”), AutoChina Group, Inc. (“AutoChina”), and the signatories on the execution page hereof (collectively, the “Seller”).

WHEREAS, the Company was organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that has its principal operations in the Greater China region, which includes Hong Kong, Macau and Taiwan;

WHEREAS, Spring Creek has agreed to acquire (the “Acquisition”) AutoChina pursuant to certain agreements.

WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding ordinary shares of Spring Creek voting at the meeting to approve the Acquisition.

WHEREAS, pursuant to certain provisions in Spring Creek’s amended and restated memorandum and articles of association, a holder of ordinary shares of Spring Creek issued in the IPO may, if such holder votes against the Acquisition, demand that Spring Creek convert such ordinary shares into cash (“Conversion Rights”).

WHEREAS, the Acquisition is subject to the exercise of Conversion Rights by holders of less than 40% of the Spring Creek ordinary shares issued in the IPO.

WHEREAS, simultaneously with the entering into of this Agreement, Seller is purchasing an aggregate of 548,800 ordinary shares (the “Shares”) of Spring Creek at a purchase price of approximately $7.865 per Share.

WHEREAS, Seller is interested in acquiring the right to require the Company to purchase the Shares, and the Company is interested in acquiring the right to require the Seller to sell the Shares, in each case during the time periods and upon the terms and conditions described herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Defined Terms.

1.1.	“Escrow Account” means the escrow account established by the parties hereto to hold funds to secure the payment of the Option Price as set forth herein.

1.2.	“Escrow Agent” means the firm of Loeb & Loeb LLP, acting as escrow agent under for the Escrow Account.

1.3.
“Market Price” means the closing price of the Company’s ordinary shares as of the immediately preceding trading day as quoted on the OTC Bulleting Board (or any successor market, or the New York Stock Exchange, the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on which the Company’s ordinary shares are listed or quoted for trading on the date in question).

1.4.	“Option Fee” means $0.105 per Share.

1.5.
“Option Price” means $8.400 per Share, less the per Share portion of any cash dividend or other cash distribution paid to the Company’s shareholders prior to the exercise of the Put Option of Call Option.

2.
Put Option.  In consideration of the grant of the Call Option (defined below), the Company hereby grants Seller the option to require the Company to buy from Seller any or all of the Shares owned by Seller at the Option Price during the two week period commencing on the six month anniversary of the date of this Agreement (the “Put Option”).  In order to exercise the Put Option, Seller shall deliver to the Company a put option notice in the form of Schedule I hereto.  A put option notice may be delivered to the Company prior to the six-month anniversary of the date of this Agreement, provided that the closing date of the put option may not be prior to the six month anniversary of the of the date of this Agreement.

3.	Call Option.

3.1.
In consideration of the payment of the Option Fee and the grant of the Put Option, Seller hereby grants the Company, or its assigns, the option to require the Seller to sell to the Company, or its assignees, any or all of the Shares owned by Seller at the Option Price until the last date on which the Put Option may be exercised in accordance with Section 2 (the “Call Option”); provided, however, that the Company may not exercise the Call Option if the Market Price of the Company’s ordinary shares on the applicable date exceeds the Option Price unless such exercise is approved by the Seller.  The Company may assign, in whole or in part, the Call Option at any time prior to its expiration, and the assignment or exercise of the Call Option with respect to any Shares shall not limit the Company’s rights under the Call Option with respect to any remaining Shares nor relieve the Company of its obligations pursuant to the Call Option.  In order to exercise the Call Option, the Company, or its assigns, shall deliver to Seller a call option notice in the form of Schedule II hereto.

4.	Funds.

4.1.
Upon the closing of the Acquisition, Seller will own 548,800 ordinary shares of Spring Creek and Spring Creek shall transfer the Option Fee for each of the Shares (an aggregate of $57,624) to the Seller.

5.	Completion.

5.1.
If either the Put Option or Call Option is exercised, a closing shall be held on the Closing Date specified in the relevant notice (provided that with respect to the Put Option the Closing Date shall be no earlier than a date that is two weeks after the date that the Company receives such notice) at the offices of the Company’s counsel, Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 at which Seller will deliver certificates representing such Shares as shall have been specified in the relevant notice (or shall have delivered such Shares through the book-entry facilities of DTC at the election of the Seller) and the Company, or its assigns, will direct the Escrow Agent to release from the Escrow Account, or in the event the Call Option has been assigned, such assignee shall pay, funds equal to the Option Price per Share to an account of Seller furnished to the Company and its assigns, as applicable, at least five business days prior to such closing.  In the event the Put Option is exercised with respect to any of the Shares, the Company, or its assigns, may exercise the Call Option and in lieu of closing on the Put Option may close on the Call Option with respect to such Shares; provided, however, that the Closing Date of such exercise of the Call Option shall be no later than the Closing Date specified in the relevant put option notice.  The exercise, in whole or in part, of the Call Option shall reduce the number of Shares subject to the Put Option on a one-for-one basis, and (subject to the immediately preceding sentence) the exercise, in whole or in part, of the Put Option shall reduce the number of Shares subject to the Call Option on a one-for-one basis.

5.2.
If neither the Put Option nor the Call Option is exercised with respect to any of the Shares prior to the expiration of such options, then Seller shall promptly return to Spring Creek the Option Fee multiplied by the number of Shares for which neither the Put Option nor the Call Option was exercised.

6.	Representations and Warranties of the Company and Seller.

6.1.
The Company hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date, as follows: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (iv) all amounts required to pay the Option Price will be delivered to the Escrow Agent on the closing of the Acquisition, (v) the Company is in good standing in its jurisdiction of formation, and (vi) this Agreement is the valid and binding obligation of the Company and AutoChina, enforceable against the Company and AutoChina, respectively, in accordance with its terms. The Company hereby represents and warrants to the Seller that as of the Closing Date all necessary filings with the Securities and Exchange Commission related to this Agreement shall have been made and that such filings will comply in all material respects with the securities laws of the United States.

6.2.
Seller hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows: (a) immediately prior to the closing of each sale pursuant to this Agreement, Seller or its applicable designees will have all rights, title and interest in and to the Shares being sold, (b) any Shares sold by Seller and its designees under this Agreement will be owned by Seller or its applicable designee free and clear of all liens and encumbrances, and upon receipt of such Shares the purchaser of such Shares will have all rights, title and interest in and to such shares, (c) it is free to enter into this Agreement; (d) in so doing, it will not violate any other agreement to which it is a party; and (e) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement

7.
Escrow Account.  Spring Creek hereby agrees to place $4,609,920.00 (the “Escrowed Funds”) in the Escrow Account maintained by the Escrow Agent pursuant to the terms of an escrow agreement to be executed by the parties and Loeb & Loeb LLP.  The escrow agreement provides that $8.400 of the Escrowed Funds will be released to the Seller by the Escrow Agent for each Share subject to the Put Option upon notice to the Escrow Agent that the Company has not fulfilled its obligations under this Agreement to buy such Shares upon the appropriate exercise by the Seller of its rights under this Agreement.

8.	If the Acquisition is not Consummated. Notwithstanding anything else herein to the contrary, if the Acquisition is not consummated by April 17, 2009:

•
The Company hereby agrees that it will use its best efforts to (i) cause its shareholders to vote in favor of liquidating and dissolving the Company and (ii) liquidate and dissolve the Company by the six month anniversary of this Agreement.

•
Jim Sha, who is signatory to this Agreement for purposes of agreeing to this Section 8, hereby agrees to pay the Seller $0.105 per Share for each month after the first month (pro-rated for portions of a month), subject to a minimum of $0.210 per Share, that the Seller holds the Shares.

•
Beginning on the three month anniversary of the date of this Agreement, use its best efforts to obtain waivers from each person who is owed money by the Company or has provided goods or services to the Company for which such persons have not been paid.

9.
Indemnification. The Company and AutoChina hereby agrees to indemnify and hold harmless Seller and each of its partners, principals, members, officers, directors, employees, agents, representatives and affiliated or managed funds (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever, and any and all actions, inquiries, proceedings and investigations in respect thereof, whether pending or threatened, to which any such party may become subject, arising in any manner out of or in connection with this Agreement or the transactions contemplated herein to the fullest extent permitted under applicable law, regardless of whether any of such parties is a party hereto, and immediately upon request reimburse such party for such party’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any such party’s involvement in discovery proceedings or testimony); provided that the Company and AutoChina shall not be liable for any such loss, liability, claim, damage or expense resulting from actions taken by the Indemnified Parties in bad faith or as a result of their respective gross negligence or willful misconduct; and provided further that such foregoing indemnity pursuant to this Section 9 shall not be available for any losses, claims, damages, liabilities or expenses or with respect to any lawsuits, inquiries, proceedings and investigations in respect thereof to the extent such arise out of any actions taken after the Closing.

10.
Notice.  Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day.  Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other Person as the recipient has specified by prior written notice to the sender.  Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier.  Unless otherwise specified in writing, the mailing addresses of the parties hereto shall be as follows:

If to the Company or AutoChina, addressed to:

Spring Creek Acquisition Corp.
Attention: Yong Hui Li
No.322, Zhongshan East Road
Shijiazhuang, Hebei
People’s Republic of China
Fax: +86 311 8381 9636

With a copy to (which copy shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York  10154
Attention:         Mitchell S. Nussbaum, Esq.
Facsimile:         212-504-3013

If to Seller, addressed to:

Victory Park Capital Advisers , LLC
227 West Monroe Street
Suite 3900
Chicago, Illinois 60606

11.
Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or other electronic execution and delivery of this Agreement is legal, valid and binding for all purposes.

12.
Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with all Exhibits, Schedules and Annexes hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the matters contemplated hereby and (b) is not intended to confer upon any person other than the parties any rights or remedies.

13.
Governing Law.  In accordance with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the substantive law of another jurisdiction.  The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and biding arbitration conducted in the City of New York, State of New York in accordance with the rules and regulations of the American Arbitration Association (AAA), by a panel of three arbitrators selected from the AAA Commercial Disputes Panel instead of any jury trial and that the arbitrator panel’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.  The cost of such arbitrator and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.  The Company and AutoChina each hereby appoints, without power of revocation, Loeb & Loeb, LLP, New York, New York, Attn: Mitchell Nussbaum, as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Agreement.

14.
Assignment.  Except as set forth in Section 3 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SPRING CREEK ACQUISITION CORP.

By:	/s/ James Sha
Name: James Sha
Title: Chief Executive Officer

AUTOCHINA GROUP, INC.

By:	/s/ Yong Hui Li
Name: Yong Hui Li
Title: President

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.
By: Victory Park Capital Advisors, LLC
Its: Investment Manager

By:	/s/ Scott R. Zemnick
Name: Scott R. Zemnick
Title: General Counsel

VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.
By: Victory Park Capital Advisors, LLC
Its: Investment Manager

By:	/s/ Scott R. Zemnick
Name: Scott R. Zemnick
Title: General Counsel

For purposes of Section 8, only:

/s/ James Sha
James Sha

SCHEDULE I
PUT OPTION NOTICE

To: [COMPANY]

Attention: [•]

[Date]

Ladies and Gentlemen,

Put Option Notice

We refer to the Put and Call Agreement (the “Put and Call Agreement”) dated April ___, 2009 and made between you and the undersigned. Terms defined in the Put and Call Agreement shall bear the same meaning when used herein.

We hereby confirm that we wish to exercise the option granted under Section 2 of the Put and Call Agreement and accordingly the Put Option is hereby exercised with respect to ________ Shares.

The Closing Date shall be [•][date must be at least two weeks after the date the Company receives the Put Option Notice].

This put option notice is irrevocable and is governed by, and shall be construed in accordance with the laws of the State of New York.

Yours faithfully

By:
Name:
Title:

SCHEDULE II
CALL OPTION NOTICE

To: [SELLER]

Attention: [•]

[Date]

Ladies and Gentlemen,

Call Option Notice

We refer to the Put and Call Agreement (the “Put and Call Agreement”) dated April ___, 2009 and made between you and the undersigned. Terms defined in the Put and Call Agreement shall bear the same meaning when used herein.

We hereby confirm that we wish to exercise the option granted under Section 3.1 of the Put and Call Agreement and accordingly the Call Option is hereby exercised with respect to ________ Shares.

The Closing Date shall be [•].

This call option notice is irrevocable and is governed by, and shall be construed in accordance with the laws of the State of New York.

Yours faithfully

By:
Name:
Title: